EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2019 Results

•	Petroleum Additives Operating Profit of $87.9 Million, Up 4.4% versus First Quarter 2018

•	First Quarter Net Income of $62.2 Million, Up 2.7%

•	First Quarter Earnings Per Share of $5.57, Up 8.4%

Richmond, VA, April 24, 2019 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2019.
Net income for the first quarter of 2019 was $62.2 million, an increase of 2.7% compared to net income of $60.6 million for the first quarter of 2018. Earnings per share increased 8.4% to $5.57 per share from $5.14 per share in the prior year period.
Sales for the petroleum additives segment for the first quarter of 2019 were $532.7 million, down 9.2% versus the same period last year. Petroleum additives operating profit for the first quarter of 2019 was $87.9 million, or 4.4% higher than first quarter operating profit last year of $84.1 million. The increase was due to changes in selling prices and raw material costs, partially offset by lower shipments, changes in foreign currency rates and higher conversion costs. Shipments were down 12.5% from the same period last year, with decreases in both lubricant additives and fuel additives shipments across all regions except for Asia Pacific, which reported an increase in fuel additives shipments. Shipments have been lower than our expectations over the last two quarters, primarily due to a softening of demand for petroleum additives products in the global marketplace, which we expect will be a short-term trend. We continue to believe that the fundamentals of our industry as a whole remain unchanged, with the petroleum additives market growing at 1% to 2% annually for the foreseeable future. We continue to believe that we will exceed that growth rate over the long term.
Petroleum additives operating margin was 14.1% for the rolling four quarters including the first quarter of 2019. While we saw some improvement in the first quarter, we are continuing to experience downward pressure on our margins caused by raw material price increases over the past two years, mainly because of the lag between when we raise our selling prices and when margins begin to improve and stabilize. Margin improvement will continue to be a priority in 2019 until we see margins consistently within our historical ranges.
During the quarter, we funded capital expenditures of $10.4 million and paid dividends of $19.6 million through a combination of borrowing under our revolving credit facility and cash from operations.
We have faced a challenging economic environment over the past two years, marked by sustained increases in raw material costs and changes in the global economy, and we have continued to manage our business to satisfy our customers’ needs while generating solid operating results. We will continue to make decisions we believe will promote the greatest long-term value for our shareholders, customers and employees, and will remain focused on our long-term objectives.
Sincerely,
Thomas E. Gottwald

The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 25, 2019, to review first quarter 2019 financial results. You can access the conference call live by dialing 1-844-369-8770 (domestic) or 1-862-298-0840 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until May 25, 2019 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 45777. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investornetwork.com/event/presentation/45777. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; the gain or loss of significant customers; current and future governmental regulations; failure to attract and retain a highly-qualified workforce; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; resolution of environmental liabilities or legal proceedings; political, economic, and regulatory factors concerning our products; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2018 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue:
Petroleum additives	$532,679	$586,908
All other	3,937	2,337
Total	$536,616	$589,245
Segment operating profit:
Petroleum additives	$87,863	$84,140
All other	511	(77)
Segment operating profit	88,374	84,063
Corporate unallocated expense	(5,094)	(5,664)
Interest and financing expenses	(8,012)	(5,164)
Other income (expense), net	5,540	8,076
Income before income tax expense	$80,808	$81,311
Net income	$62,205	$60,565
Earnings per share - basic and diluted	$5.57	$5.14

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales	$536,616	$589,245
Cost of goods sold	383,747	432,462
Gross profit	152,869	156,783
Selling, general, and administrative expenses	36,773	40,913
Research, development, and testing expenses	33,224	34,295
Operating profit	82,872	81,575
Interest and financing expenses, net	8,012	5,164
Other income (expense), net	5,948	4,900
Income before income tax expense	80,808	81,311
Income tax expense	18,603	20,746
Net income	$62,205	$60,565
Earnings per share - basic and diluted	$5.57	$5.14
Cash dividends declared per share	$1.75	$1.75

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$78,247	$73,040
Trade and other accounts receivable, less allowance for doubtful accounts ($274 - 2019; $178 - 2018)	351,405	314,860
Inventories	395,660	396,341
Prepaid expenses and other current assets	30,834	29,179
Total current assets	856,146	813,420
Property, plant, and equipment, net	633,009	644,138
Intangibles (net of amortization) and goodwill	135,059	136,039
Prepaid pension cost	92,208	88,705
Operating lease right-of-use assets	57,758	0
Deferred income taxes	5,044	5,094
Deferred charges and other assets	18,967	9,878
Total assets	$1,798,191	$1,697,274
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$135,473	$151,631
Accrued expenses	78,231	91,202
Dividends payable	17,880	17,923
Income taxes payable	10,382	6,431
Operating lease liabilities	13,484	0
Other current liabilities	4,523	4,114
Total current liabilities	259,973	271,301
Long-term debt	782,024	770,999
Operating lease liabilities - noncurrent	43,931	0
Other noncurrent liabilities	174,067	165,067
Total liabilities	1,259,995	1,207,367
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,188,126 at March 31, 2019 and 11,184,482 at December 31, 2018)	431	0
Accumulated other comprehensive loss	(176,130)	(181,316)
Retained earnings	713,895	671,223
Total shareholders' equity	538,196	489,907
Total liabilities and shareholders' equity	$1,798,191	$1,697,274

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
Net income	$62,205	$60,565
Depreciation and amortization	21,939	17,665
Cash pension and postretirement contributions	(2,425)	(6,713)
Working capital changes	(63,426)	(63,655)
Deferred income tax expense	2,156	2,714
Capital expenditures	(10,353)	(22,797)
Net borrowings under revolving credit facility	16,072	22,000
Repurchases of common stock	0	(632)
Dividends paid	(19,579)	(20,629)
All other	(1,382)	146
Increase (decrease) in cash and cash equivalents	$5,207	$(11,336)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
Net Income	$62,205	$60,565
Add:
Interest and financing expenses, net	8,012	5,164
Income tax expense	18,603	20,746
Depreciation and amortization	21,654	17,379
EBITDA	$110,474	$103,854